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                                                                    EXHIBIT 99.1

WEDNESDAY DECEMBER 20, 6:31 PM EASTERN TIME

PRESS RELEASE

         LIFEPOINT HOSPITALS, INC. SIGNS "CORPORATE INTEGRITY AGREEMENT"


AGREEMENT WITH U.S. DEPARTMENT OF HEALTH AND HUMAN SERVICES FORMALIZES ETHICS AND COMPLIANCE PROGRAM IN PLACE SINCE CREATION OF COMPANY

NASHVILLE, Tenn.--(BW HealthWire)--Dec. 20, 2000-- LifePoint Hospitals, Inc. (Nasdaq:LPNT - news) signed a "Corporate Integrity Agreement" (CIA) today with the United States Department of Health and Human Services (HHS) that formalizes a comprehensive program that the Company implemented when it was formed to ensure and monitor compliance of the Company and its subsidiaries with the statutes, regulations and written directives of Medicare, Medicaid and all other federal healthcare programs.

"While developing this agreement, a good working relationship has been established with the Department of Health and Human Services," said Todd Kerr, LifePoint Hospitals' Vice President of Audit and Compliance. "Since the inception of LifePoint Hospitals, we have worked diligently to build a compliance program based on the highest ethical standards. This agreement fits well with our existing compliance program and we are confident that we have the necessary measures in place to meet the requirements of the CIA."

The CIA formalizes the organizational structure created by LifePoint Hospitals to ensure and monitor compliance with healthcare programs sponsored by the federal government. It outlines requirements for training programs, reporting guidelines and review procedures over the five-year term of the agreement.

Signing the CIA is a result of legal issues raised during the late 1990s by the federal government concerning practices at HCA--The Healthcare Company, which was then Columbia/HCA. LifePoint Hospitals was "spun-off" from Columbia/HCA in May of 1999. At the time of the spin-off, Columbia/HCA indemnified LifePoint and its subsidiaries from any legal action that might occur in connection with the federal investigation of HCA. As part of the spin-off, LifePoint negotiated with the government with respect to the CIA.

LifePoint Hospitals, Inc. was established in May of 1999 as a spin-off to the shareholders of HCA -- The Healthcare Company, the nation's largest hospital and healthcare system. LifePoint owns and operates 20 hospitals in non-urban areas. In most cases, the LifePoint facility is the only hospital in its community. LifePoint's non-urban operating strategy offers continued operational improvement by focusing on its five core values: delivering high quality patient care, supporting physicians, creating excellent workplaces for its employees, providing community value, and ensuring fiscal responsibility. Headquartered in Brentwood, Tennessee, LifePoint Hospitals is affiliated with over 6,000 professionals.

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Contact:

         LifePoint Hospitals, Inc.
         Paula Hutson, 615/372-8500